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                                                                   Exhibit 99.1




Contacts:         Kenneth G. Torosian, SVP & CFO
                  Applied Graphics Technologies
                  (212) 716-6689


                                                          FOR IMMEDIATE RELEASE
                                                          ---------------------

                      APPLIED GRAPHICS TECHNOLOGIES REPORTS
                      -------------------------------------
                  2002 RESULTS AND DELAYED FILING OF FORM 10-K
                  ---------------------------------------------

     New York, April 1, 2003 - Applied Graphics Technologies, Inc. (AMEX: AGD), today reported results for the full year and three months ended December 31, 2002.
     For the year ended December 31, 2002, despite a decline in revenue of $44.4 million, or 9.5%, the Company improved its gross margins to 34.2% from 31.1% in 2001. Although the Company reported an operating loss of $55.5 million for the year ended December 31, 2002, as compared to an operating loss of $36.6 million in 2001, the Company's operating income before amortization and other charges increased significantly to $22.4 million in 2002 as compared to $4.7 million in 2001. The operating loss in 2002 includes an impairment charge related to the Company's goodwill of $73.2 million that was incurred in connection with the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002. The Company reported a net loss for the year of $411.0 million, which included pretax goodwill impairment charges totaling $401.7 million related to the Company's adoption of SFAS No. 142 and a loss from discontinued operations of $6.0 million related to the sale of the Company's publishing business in April 2002.
     The Company's revenues in the fourth quarter of 2002 totaling $112.3 million were $9.0 million, or 7.4%, lower than the comparable quarter of 2001. This decrease resulted primarily from a decline in revenues from retailers that did not repeat certain advertising initiatives in 2002 that were included in revenues in the 2001 period. Gross profit was $42.5 million in the 2002 quarter, as compared to $40.4 million in the 2001 quarter, and as a percentage of revenue increased to 37.8% in the 2002 quarter from 33.3% in the 2001 quarter. This increase in gross margin was due primarily to the benefits realized from the Company's cost cutting and integration efforts that offset the adverse impact of the aforementioned decline in revenues. The operating loss of $62.9 million in the fourth quarter of 2002 includes an impairment charge of $71.8 million related to the Company's goodwill from the annual impairment test under SFAS No. 142 and a restructuring charge of $1.3 million. The Company had operating income


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before amortization and other charges of $10.6 million in the 2002 quarter, as compared to $3.5 million in the 2001 quarter.
     The Company's revenues for the year ended December 31, 2002, of $423.9 million decreased $44.4 million, or 9.5%, from the comparable period in 2001. This decrease resulted primarily from a decline in revenues from retailers that did not repeat certain advertising initiatives in 2002 that were included in revenues in the 2001 period and the relative softness in the advertising market in 2002 as compared to the prior year, which had an adverse effect on the Company's operations servicing advertising agencies and magazine publishers. Gross profit was $144.8 million in 2002, as compared to $145.6 million in 2001, but as a percentage of revenue increased to 34.2% from 31.1%. The operating loss of $55.5 million in 2002 includes an impairment charge of $73.2 million related to the Company's goodwill from the annual impairment test under SFAS No. 142 and a restructuring charge of $3.4 million. The Company had operating income before amortization and other charges of $22.4 million in 2002 as compared to $4.7 million in 2001. The loss from continuing operations in 2002 also includes other expense of $1.2 million, primarily relating to $0.3 million for costs incurred in connection with the lapsed tender offer to acquire the Company's subordinated notes, $0.4 million for professional fees incurred in connection with negotiations related to the Company's credit facility, and $0.5 million for litigation costs. The net loss of $411.0 million in 2002 includes an impairment charge of $327.9 million related to the initial adoption of SFAS No. 142, which is reported as a cumulative effect of a change in accounting principle, and a loss from discontinued operations of $6.0 million related to Portal Publications Ltd., the Company's publishing business, that was sold in April 2002.
     The Company also announced today that it continues to be in discussions with its senior lenders to secure an extension of the maturity of the Company's credit facility. Ten of the eleven institutions that comprise the Company's bank group, representing over 95% of the total credit facility, have agreed to extend  the maturity of the credit facility to April 30, 2004. One member of the bank group has not yet agreed to the extension, which requires unanimous approval of the entire bank group in order to be effective. As a result of the delay encountered in these discussions, the Company announced that it will be filing a Form 12b-25 with the Securities and Exchange Commission to extend the deadline for filing its Annual Report on Form 10-K for the year ended December 31, 2002, until on or before April 15, 2003. There can be no assurances as to the Company's ability to reach an agreement with its senior lenders to extend the maturity of the credit facility beyond April 30, 2003.
     In addition, as previously disclosed, the Company has been pursuing an overall recapitalization that would include an infusion of outside equity and the settlement, at a significant discount, of amounts due to the lenders for amounts borrowed under the credit facility, amounts due to holders of the
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Company's subordinated notes, and amounts due to holders of preference shares of a subsidiary of the Company. The Company continues to pursue an overall recapitalization, although there can be no assurances as to the terms or the success of any such recapitalization.
     Applied Graphics Technologies, Inc., provides digital media asset management services across all forms of media, including print, broadcast, and the Internet and is a leading application service provider for the on-line management of brands. AGT offers a variety of digital imaging and related services to major corporations, which include magazine and newspaper publishers, advertisers and their agencies, entertainment companies, catalogers, retailers, and consumer goods and packaging companies. From locations across the United States, the United Kingdom, and Australia, AGT supplies a complete range of services that are tailored to provide solutions for specific customer needs, with a focus on improving and standardizing the management and delivery of visual communications for clients on a local, national, and international basis. Additionally, AGT provides a wide range of advertising and marketing-related creative services for customers, primarily in retailing.
     Certain statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are inherently subject to known and unknown risks, uncertainties, and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward-looking statements. Such factors are described in the Company's SEC filings, including its Quarterly Reports on Forms 10-Q and its Annual Report on Form 10-K.
     Additional information about Applied Graphics Technologies can be obtained by visiting the AGT website: http://www.agt.com.
                             ------------------

                                (table follows)
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                       Applied Graphics Technologies, Inc.
                   Consolidated Statements of Operations Data
                                   (Unaudited)
                    (In thousands, except per-share amounts)

                                                              Twelve Months                       Three Months
                                                            Ended December 31,                Ended December 31,
                                                       -----------------------------     ------------------------------
                                                            2002             2001             2002              2001
                                                        ------------     ------------    -------------    --------------
Revenues                                                  $ 423,856        $ 468,288        $ 112,330        $ 121,297
Cost of revenues                                            279,026          322,736           69,834           80,908
                                                          ---------        ---------        ---------        ---------



Gross profit                                                144,830          145,552           42,496           40,389
Gross profit percentage                                       34.2%            31.1%            37.8%            33.3%
Selling, general and administrative
 expenses                                                   122,452          140,838           31,941           36,848
                                                          ---------       ----------        ---------        ----------


Operating income before amortization
 and other  charges                                          22,378            4,714           10,555            3,541
Amortization of intangibles                                     342           13,463               83            3,350
Loss (gain) on disposal of property and equipment               230            2,769              (71)             527
Restructuring charges                                         3,359           16,167            1,300           15,000
Impairment of goodwill                                       73,216                            71,776
Other impairment charges                                        683            8,952              322            8,952
                                                          ---------       ----------        ---------        ----------

Operating loss                                              (55,452)         (36,637)         (62,855)         (24,288)

Interest expense                                            (19,027)         (24,032)          (4,698)          (5,122)
Interest income                                                 399              615              236              141
Other income (expense) - net                                 (1,159)           1,208              310             (922)
                                                          ---------       ----------        ---------        ----------

Loss from continuing operations before
 benefit for income taxes and minority interest             (75,239)         (58,846)         (67,007)         (30,191)
Provision (benefit) for income taxes                           (643)         (10,056)              46           (5,276)
                                                          ---------       ----------        ---------        ----------


Loss before minority interest                               (74,596)         (48,790)         (67,053)         (24,915)
Minority interest                                            (2,476)          (2,373)            (647)            (595)
                                                          ---------       ----------        ---------        ----------


Loss from continuing operations                             (77,072)         (51,163)         (67,700)         (25,510)
Income (loss) from discontinued operations                   (6,010)           4,573             (163)             734
Extraordinary loss                                                            (3,410)
Cumulative effect of change in accounting principle        (327,875)
                                                          ---------       ----------        ---------        ----------
Net loss                                                 $ (410,957)       $ (50,000)       $ (67,863)       $ (24,776)
                                                          =========        =========        =========        =========


Basic and diluted loss per common share:
Loss from continuing operations                            $ (8.44)         $ (5.64)         $ (7.40)         $ (2.81)
Income (loss) from discontinued operations                   (0.66)            0.51            (0.02)             0.08
Extraordinary loss                                                            (0.38)
Cumulative effect of change in accounting principle         (35.92)
                                                          ---------       ----------        ---------        ----------
Total                                                     $ (45.02)         $ (5.51)         $ (7.42)         $ (2.73)
                                                          =========        =========        =========        =========

Weighted average number of common shares:
     Basic                                                   9,128            9,068            9,148            9,068
     Diluted                                                 9,128            9,068            9,148            9,068
